Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-203604, 333-107114, 333-132036 and Post-effective Amendment No. 1 to Form S-8 No. 033-64187) pertaining to The Lincoln Electric Company Employee Savings Plan of Lincoln Electric Holdings, Inc. of our report dated June 26, 2015 (except Notes 2 and 7, as to which the date is June 27, 2016), with respect to the financial statements and schedule of The Lincoln Electric Company Employee Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Cleveland, Ohio
June 27, 2016